PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 22, 1997)

                                2,400,000 SHARES

                                   [LOGO]

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                              CLASS A COMMON STOCK

                                 -------------

    This Prospectus Supplement and the attached Prospectus relate to the sale of 2,400,000 shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Apartment Investment and Management Company ("AIMCO") to an institutional investor at a purchase price of $31.60 per share, for an aggregate purchase price of $75,840,000. The net proceeds to AIMCO, after deducting estimated offering expenses of $1,500,000, will be approximately $74,340,000.

    The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AIV." On August 21, 1997, the last reported sale price of the Class A Common Stock on the NYSE was $30.6875 per share.

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    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER
"RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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    It is expected that delivery of the shares will be effected on or about
August 26, 1997 through the facilities of The Depository Trust Company.

           The date of this Prospectus Supplement is August 21, 1997

                                  THE COMPANY

    Apartment Investment and Management Company, a Maryland corporation ("AIMCO" and, together with its subsidiaries and other controlled entities, the "Company"), is one of the largest owners and managers of multifamily apartment properties in the United States, with 185,959 apartment units owned or under management. As of June 30, 1997, the Company owned or controlled a total of 27,056 units in 107 apartment properties (the "Owned Properties"), had an equity interest in 88,690 units in 537 apartment properties (the "Equity Properties"), and managed 70,213 units in 387 apartment properties for third parties and affiliates (the "Managed Properties," and, together with the Owned Properties and the Equity Properties, the "AIMCO Properties"). The AIMCO Properties are located in 40 states, the District of Columbia and Puerto Rico. AIMCO has elected to be taxed as a real estate investment trust (a "REIT") for Federal income tax purposes. The Company conducts substantially all of its operations through AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries. As of July 31, 1997, the Company held approximately an 87% interest in the Operating Partnership.

    On April 21, 1997, AIMCO entered into an Agreement and Plan of Merger (the "Merger Agreement") with NHP Incorporated, a Delaware corporation ("NHP"), and AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AIMCO ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into NHP, with NHP becoming a wholly owned subsidiary of the Company (the "Merger"). The consummation of the Merger is subject to a number of contingencies, including, in some cases, obtaining approvals of governmental authorities, shareholders of AIMCO and NHP, and other third parties. Accordingly, there can be no assurance that the Merger will be completed. (See "Risk Factors--Risks Related to the NHP Acquisition.") In May 1997, AIMCO/NHP Holdings, Inc., a Delaware corporation and an unconsolidated subsidiary of the Company ("ANHI"), acquired 6,496,073 shares of common stock, par value $.01 per share (the "NHP Common Stock"), of NHP (the "NHP Stock Purchase"), from Demeter Holdings Corporation, a Massachusetts corporation ("Demeter"), Capricorn Investors, L.P., a Delaware limited partnership ("Capricorn"), and certain partners of Capricorn (collectively with Capricorn, the "Capricorn Sellers"). Such acquired shares represented 50.8% of the outstanding shares of NHP Common Stock as of July 31, 1997. (See "NHP Acquisition.") NHP provides a broad array of real estate services nationwide including property management and asset management, as well as a group of related services including equity investments, purchasing, risk management and home health care. According to the National Multi Housing Council, as of January 1, 1997, NHP was the nation's second largest property manager of multifamily properties, based on the number of units managed.

    On June 3, 1997, the Company acquired NHP Partners, Inc., a Delaware corporation ("NHP Partners, Inc."), and NHP Partners Two Limited Partnership, a Delaware limited partnership ("NHP Partners Two" and, together with NHP Partners, Inc. and their subsidiaries, the "NHP Real Estate Companies") (the "NHP Real Estate Acquisition"). The NHP Real Estate Companies hold interests in partnerships that own approximately 534 conventional and affordable multifamily apartment properties, which contain approximately 87,659 units, as well as a captive insurance subsidiary and certain related assets. A majority of the properties in which the NHP Real Estate Companies own interests (the "NHP Properties") are managed by NHP.

    ChaseMellon Shareholder Services, L.L.C. serves as transfer agent and registrar of the Class A Common Stock. AIMCO's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

                                      S-2
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                                  RISK FACTORS

    An investment in shares of Class A Common Stock involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus Supplement and in the accompanying Prospectus or incorporated therein by reference, potential investors should consider, among other things, the following factors.

RISKS ASSOCIATED WITH THE NHP ACQUISITION

    The NHP Stock Purchase, the Merger and the NHP Real Estate Acquisition (collectively, the "NHP Acquisition") constitute the largest transaction ever undertaken by the Company, involving an aggregate purchase price in excess of $380 million. In addition to the risks typically associated with acquisitions generally (see "--Risks Relating to AIMCO's and NHP's Businesses--Acquisition and Development Risks"), the NHP Acquisition involves the following risks and uncertainties:

    POSSIBLE CONFLICTS OF INTEREST. Following consummation of the Merger and a planned restructuring of the assets and operations of NHP (the "NHP Restructuring"), the operations of NHP will be conducted by ANHI and/or other unconsolidated subsidiaries of AIMCO (together with ANHI, the "Unconsolidated Subsidiaries"). In addition, upon completion of a reorganization of AIMCO's interests in the NHP Real Estate Companies (the "NHP Real Estate Reorganization"), the vast majority of the assets of the NHP Real Estate Companies will be owned by a limited partnership (the "Unconsolidated Partnership") in which AIMCO's Operating Partnership will hold a 99% limited partner interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest. Since it is expected that certain individuals who are officers and/or directors of AIMCO will acquire an equity interest in the Unconsolidated Subsidiaries and the Unconsolidated Partnership, such officers and/or directors may have interests in the NHP Acquisition that differ from those of the AIMCO stockholders.

    RISKS OF AIMCO'S INABILITY TO EFFECT CERTAIN TRANSACTIONS. As a result of the NHP Stock Purchase, AIMCO is an "interested stockholder" of NHP for the purpose of Section 203 of the Delaware General Corporation Law (the "DGCL"). Accordingly, if the Merger Agreement is not adopted and authorized at a special meeting of NHP stockholders by the required vote, AIMCO may not, prior to February 13, 2000, enter into any "business combination" transaction with NHP, unless the transaction is approved by holders of at least 66 2/3% of the outstanding shares of NHP Common Stock, excluding shares deemed to be owned by AIMCO or its affiliates. For these purposes, a "business combination" includes any merger or consolidation of NHP or its subsidiaries with AIMCO or its affiliates; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of NHP or its subsidiaries to AIMCO with a value of 10% or more of the total assets of NHP; transfers or issuances of stock of NHP or its subsidiaries to AIMCO; and certain other transactions that may provide financial benefits to AIMCO.

    If the Merger is not approved, the prohibition on business combinations contained in Section 203 may prevent AIMCO from taking a variety of actions that may be necessary to optimize AIMCO's corporate structure for operating reasons, tax reasons and for purposes of complying with the REIT rules following the NHP Stock Purchase and the NHP Real Estate Acquisition. Such actions may include, for example, the proposed NHP Restructuring, a liquidation of NHP, a merger of NHP with another AIMCO subsidiary, a transfer of assets from NHP or its subsidiaries to AIMCO or its subsidiaries or guarantees by NHP or its subsidiaries of loans made to AIMCO or its subsidiaries. The inability of AIMCO to engage in such transactions could have an adverse effect on AIMCO's results of operations and its ability to realize the potential benefits of the NHP Acquisition.

    RISKS ASSOCIATED WITH INTEGRATING NHP. The integration of NHP's business with AIMCO's may place a significant burden on AIMCO's management. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of NHP, the difficulty associated with assimilating the personnel and operations of NHP, the disruption of AIMCO's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies, and the impairment

                                      S-3
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of AIMCO's reputation. No assurance can be given that the anticipated benefits from the Merger will be realized or that AIMCO will be able to integrate the two businesses successfully. Failure of AIMCO to integrate the two businesses successfully could have a material adverse effect on AIMCO's results of operations.

    RISK OF TERMINATION OF OXFORD CONTRACTS. In connection with AIMCO's acquisition of NHP, certain entities and individuals associated with Oxford Realty Financial Group, Inc. and Oxford Holdings Corporation (collectively "Oxford") have indicated that one or more of them may have the right to terminate NHP's contracts for the management of a portfolio of properties controlled by Oxford. AIMCO and NHP believe these assertions are without merit. Although AIMCO and NHP intend to vigorously oppose any attempt by Oxford to terminate the Oxford management contracts, there can be no assurance that Oxford will not prevail in any such attempt. NHP received $12.9 million of management fees from management of the Oxford Properties in 1996 and $6.5 million in the first six months of 1997. The Stock Purchase Agreement (as defined below) provides that Demeter and Capricorn will indemnify AIMCO against certain losses in excess of $1 million resulting from claims made by Oxford under the Oxford management contracts, as long as AIMCO satisfies certain conditions. This indemnification obligation is subject to a number of exceptions and qualifications. Termination of the Oxford management contracts could have a material adverse effect on NHP's results of operations.

RISKS RELATING TO AIMCO'S AND NHP'S BUSINESSES

    An investment in Class A Common Stock will involve various risks associated with AIMCO's and NHP's businesses. In addition to general investment risks and those factors set forth elsewhere in this Prospectus Supplement, potential investors should consider, among other things, the following risk factors related to an investment in AIMCO:

    SIGNIFICANT INDEBTEDNESS; REFINANCING RISKS. AIMCO and its subsidiaries, and partnerships in which a subsidiary of AIMCO is a general partner, have significant amounts of debt outstanding and, accordingly, are subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. As of June 30, 1997, AIMCO had outstanding $644.5 million of indebtedness, $611.5 million of which was secured by Owned Properties and other assets of AIMCO, including $70.9 million of outstanding borrowings under AIMCO's credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association ("Bank of America") and $33.0 million of outstanding borrowings under an unsecured line of credit. At June 30, 1997, ANHI had $72.6 million of indebtedness outstanding under ANHI's credit facility (the "ANHI Credit Facility") with Bank of America and Smith Barney Mortgage Capital Group, Inc. ("Smith Barney Mortgage") (which will be repaid from the net proceeds of this offering), and NHP had $142.1 million of indebtedness outstanding of which $71.1 million was unsecured indebtedness. If AIMCO or NHP do not have sufficient funds to repay their indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow. If AIMCO, ANHI or NHP is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If AIMCO is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to AIMCO. In addition, if the Merger is not completed, requirements of the Code with respect to AIMCO's continued qualification as a REIT may limit AIMCO's flexibility in refinancing certain indebtedness.

    RISK OF RISING INTEREST RATES. Certain of AIMCO's, ANHI's and NHP's borrowings, including the Credit Facility, bear interest at a variable rate. In addition, as of June 30, 1997, AIMCO had approximately $122.9 million of other indebtedness that bears interest at a variable rate. As of June 30, 1997, approximately 80.9% of

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AIMCO's total indebtedness was subject to fixed interest rates and 19.1% was subject to variable interest rates. Although AIMCO has certain hedging arrangements in place, increases in interest rates could increase AIMCO's interest expense and adversely affect cash flow. All of ANHI's $72.6 million of indebtedness bears interest at a variable rate and, as of June 30, 1997, NHP had approximately $69.0 million of variable rate indebtedness, representing 48.6% of NHP's outstanding indebtedness.

    REAL ESTATE RISKS.

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. AIMCO's income from its Owned Properties and Equity Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of AIMCO to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). AIMCO's income from its Owned Properties and Equity Properties would also be adversely affected if a significant number of tenants were unable to meet their rent payment obligations when due or if apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as debt service, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If AIMCO's Owned Properties and Equity Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, AIMCO's income and its ability to make distributions to holders of Class A Common Stock will be adversely affected. Many of the factors that could adversely affect AIMCO's income from its Owned Properties and Equity Properties could also adversely affect AIMCO's income from its Managed Properties by reducing gross receipts for such properties.

    ILLIQUIDITY OF REAL ESTATE. Investments in real estate or partnerships which own real estate may be illiquid. As a result, AIMCO may be unable to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the ability of AIMCO, as a REIT, to sell properties held for fewer than four years.

    ACQUISITION AND DEVELOPMENT RISKS. AIMCO has engaged in, and intends to continue to engage in, the selective acquisition, development and expansion of multifamily apartment properties. AIMCO is currently in various stages of negotiations with third parties for the acquisition of several properties. No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive on a per share basis. In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and the costs of property improvements. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations. See "--Risks Associated with the NHP Acquisition."

    AIMCO also has engaged in, and intends to continue to engage in the selective acquisition of, or investment in, companies that own or manage multifamily apartment properties or own general or limited partnership or other interests therein. Risks associated with AIMCO's past and future acquisitions of general partnership interests include the risks that the general partner will be liable for breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent.

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    In November 1996, AIMCO acquired (the "English Acquisition") certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). In the English Acquisition, AIMCO purchased of all of the general and limited partnership interests in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties and other assets and interests related to the J.W. English Companies, and assumed management of the properties owned by the English Partnerships. AIMCO made separate tender offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships").

    In November 1996, purported limited partners of certain of the Tender Offer English Partnerships filed a purported class action lawsuit against AIMCO and J.W. English in the U.S. District Court for the Northern District of California (the "Federal Action"), alleging, among other things, that AIMCO conspired with J.W. English to breach his fiduciary duty to the plaintiffs, and that the offering materials used by AIMCO in connection with the English Tender Offers contained misleading statements or omissions. The plaintiffs in the Federal Action have filed a motion to voluntarily dismiss the Federal Action, without prejudice, in favor of another purported class action. In May 1997, limited partners of certain of the Tender Offer English Partnerships and six additional English Partnerships filed two complaints in Superior Court of the State of California (the "California Actions") against AIMCO and the J.W. English Companies, alleging, among other things, that the consideration AIMCO offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that AIMCO receives excessive fees in connection with its management of the properties owned by the English Partnerships, that AIMCO continues to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty. The California Actions seek monetary damages and injunctive and declarative relief.

    In addition to undisclosed compensation and exemplary damages, the complaints seek an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing AIMCO from management of the English Partnerships and/or ordering disposition of the properties and attorneys fees, expert fees and other costs. AIMCO believes all of the foregoing allegations against it are without merit and intends to vigorously defend itself in connection with these actions. AIMCO believes it is entitled to indemnity from the J.W. English Companies, subject to certain exceptions.

    On August 4, 1997 AIMCO filed demurrers to both complaints in the California Actions. Hearing on the demurrers is scheduled for October 17, 1997.

    OPERATING RISKS. The AIMCO Properties and the properties managed by NHP are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect AIMCO's and NHP's cash flow from operations. For example, increases in unemployment in the areas in which the AIMCO Properties or the properties managed by NHP are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics also limit the extent to which rents may be increased without decreasing occupancy rates.

    COMPETITION. There are numerous housing alternatives that compete with the AIMCO Properties and the properties managed by NHP in attracting residents. Such properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which such properties are located. Such properties also compete for residents with new and existing homes and condominiums. The ability of AIMCO and NHP to lease apartment units and the level of rents charged is determined in large part by the number of competitive properties in the local market. Numerous real estate companies compete with AIMCO in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties. In addition, numerous property management companies compete with AIMCO and NHP in the markets where the Managed Properties and the properties managed by NHP are located.

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    CHANGE IN LAWS.  Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect AIMCO's and NHP's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce, or limit the ability of AIMCO to increase, rental revenue or increase operating costs in particular markets.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties or the properties managed by NHP, AIMCO or NHP, as the case may be, could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.

    Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, AIMCO or NHP could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties or the properties managed by NHP. AIMCO has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

    Certain of the Owned Properties are, and some of the other AIMCO Properties and properties managed by NHP may be, located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the AIMCO Properties or the properties managed by NHP. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto AIMCO's property. In addition, AIMCO's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete, and the Texas Natural Resources Conservation Commission has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingency plan of passive methane gas venting may be implemented by the City. The City has also conducted testing on AIMCO's Montecito property to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by AIMCO, the groundwater does not appear to be contaminated at actionable levels. AIMCO has not incurred and does not expect to incur liability for the landfill investigation and remediation; however, AIMCO will install sixteen monitors under the building slabs, in connection with raising four of its buildings in order to install stabilizing piers thereunder, at an estimated total cost of approximately $400,000 and relocate some of its tenants. The City will be responsible for monitoring the conditions at the Montecito property.

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    All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants. The audits did not reveal, nor is AIMCO aware of, any environmental liability relating to such properties that AIMCO believes would have material adverse effect on AIMCO's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which AIMCO is unaware.

    RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of AIMCO believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, AIMCO is likely to incur additional costs to comply with the ADA and FHAA.

    RISK OF LOSS OF REVENUE DUE TO TERMINATION OR OTHER LOSS OF PROPERTY MANAGEMENT AGREEMENTS. Both AIMCO and NHP are dependent upon revenue received for services performed under property management agreements relating to properties owned by third parties. For the year ended December 31, 1996, AIMCO and NHP derived approximately 7.1% and 26.8%, respectively, of their gross revenues from management of properties owned by third parties, excluding, in the case of NHP, reimbursements from property owners for on-site personnel and general and administrative costs. Risks associated with the management of properties owned by third parties include risks that management contracts will be terminated by the property owner or will be lost in connection with a sale of the property, contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in management fees. If significant numbers of contracts are terminated or are not renewed, net income from fee management operations could be adversely affected. Contracts with unaffiliated third parties are for terms ranging from 30 days to 5 years, with most contracts being terminable within one year or less. In general, management contracts may be terminated or otherwise lost as a result a number of factors, many of which are beyond the control of AIMCO or NHP, including: (i) disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner; (ii) the general partner's fiduciary duty to other partners in the case of a partnership's owning the property; (iii) willful misconduct, gross negligence or other conduct constituting grounds for termination under such contracts; or (iv) termination by HUD or state housing finance agencies, generally at their discretion, with respect to certain affordable properties.

    RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. As of July 31, 1997, NHP's management portfolio included 60,312 affordable units in 473 properties. In addition, the NHP Real Estate Companies own interests in 54,292 affordable units (a substantial majority of which are managed by NHP). A substantial portion of the affordable properties, and some conventional properties in which the NHP Real Estate Companies own interests, were built or acquired by the owners with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements including limits on rents to amounts approved by HUD. HUD approval is required before NHP or AIMCO may be appointed as manager of additional HUD-assisted properties. There can be no assurance that HUD approval will be received with respect to any particular action for which it is required. In addition, under its regulations, HUD has the authority to suspend or deny participation in HUD programs within a geographic region or nationwide where a manager has committed criminal acts or evidenced a pattern of consistently violating its contractual and regulatory responsibilities to HUD. On April 4, 1997, HUD's Jacksonville, Florida field office issued a limited denial of participation, which, unless lifted, will suspend AIMCO's and NHP's ability to manage or acquire additional HUD related properties in Florida until April 4, 1998. The limited denial of participation was the result of a physical inspection at one property of 68 units located in Florida. Although NHP believes it has corrected the problems that led to the limited denial of participation, and has requested that HUD lift the denial of participation, NHP cannot determine whether HUD will do so. If HUD were to disapprove NHP or AIMCO as property manager for one or more affordable properties, NHP's or AIMCO's ability to obtain property management revenues from new affordable properties would be impaired. In addition to the effects of HUD regulation on NHP or AIMCO as a manager of affordable properties, the business of NHP or AIMCO may be indirectly affected by regulations generally applicable to the entities owning affordable properties. In particular, HUD limits the rents that may be charged on certain HUD-assisted properties to approved amounts and, if permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary which would result in a loss of management fee revenue. As of July 31, 1997, and in addition to the 425 HUD-assisted properties, NHP manages 48 properties that receive assistance from agencies other than HUD or are subject to regulation by agencies other than HUD.

    RISKS RELATING TO UNCERTAINTY REGARDING STATUS OF FEDERAL SUBSIDIES. NHP manages approximately 43,800 units (including approximately 32,800 units included in the NHP Properties) that are subsidized under Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based contracts with the owners of the properties or, with respect to a limited number of units managed by NHP, pursuant to vouchers received by tenants. For the past several years, various proposals have been advanced by HUD, Congress and others proposing the restructuring of Section 8. Three such proposals are now pending before Congress. These proposals generally seek to lower subsidized rents to market levels, thereby reducing rent subsidies, and to lower required debt service costs as needed to ensure financial viability at the reduced rents and rent subsidies, but vary greatly as to how that result is to be achieved. Some proposals include a phase-out of project-based subsidies on a property-by-property basis upon expiration of a property's Housing Assistance Payments Contract ("HAP Contract"), with a conversion to a tenant-based subsidy. Under a tenant-based system, rent vouchers would be issued to qualified tenants who then could elect to reside at a property of their choice, provided the tenant has the financial ability to pay the difference between the selected property's monthly rent and the value of the voucher, which would be established based on HUD's regulated fair market rent for that geographic area. Congress has not yet accepted any of these restructuring proposals. With respect to HAP Contracts expiring on or before September 30, 1997, Congress has elected to renew expiring HAP Contracts for one year terms, generally at existing rents. Congress is now considering what action to take with respect to HAP Contracts expiring October 1, 1997 through September 30, 1998. There can be no assurance that the proposed changes would not significantly affect NHP's management portfolio and the NHP Properties. Furthermore, there can be no assurance that changes in Federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have a material adverse effect on NHP's property management revenues and the NHP Properties.

    DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although each of Terry Considine, Peter K. Kompaniez and Steven D. Ira, officers and/or directors of AIMCO, has entered into an employment agreement with AIMCO, the loss of any of their services could have an adverse effect on the operations of AIMCO.

    POSSIBLE CONFLICT OF INTERESTS; TRANSACTIONS WITH AFFILIATES. AIMCO presently manages the Managed Properties through Property Asset Management Services, Inc. ("PAMS Inc.") and Property Asset Management Services, L.P. ("PAMS LP," and together with PAMS Inc., the "Management Subsidiaries"). In order to satisfy certain REIT requirements, the ownership of PAMS Inc. consists of the Operating Partnership holding non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO holding all of the voting common stock that represents a 5% economic interest. In addition, PAMS LP provides property management services with respect to certain Managed Properties in which certain officers and/or directors of AIMCO have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arm's-length basis, AIMCO believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to AIMCO.

    In order to satisfy certain requirements of the Code with respect to AIMCO's continued qualification as a REIT, ANHI, which is the holder of 6,496,073 shares of NHP Common Stock, representing approximately 50.8% of the shares outstanding as of July 31, 1997, has an ownership structure that is similar to that of PAMS Inc. described above. Upon completion of the NHP Real Estate Reorganization, the vast majority of the assets of the NHP Real Estate Companies will be owned by the Unconsolidated Partnership, in which certain officers and/or directors of AIMCO will have controlling ownership interests. Upon consummation of the Merger and the NHP Restructuring, the operations of NHP will be conducted by ANHI and/or other Unconsolidated Subsidiaries, in which certain officers and/or directors of AIMCO will have controlling ownership interests. As a result of the ownership interest held by certain officers and/or directors of AIMCO in PAMS Inc., the Unconsolidated Partnership, ANHI and the other Unconsolidated Subsidiaries, certain conflicts of interest may arise with respect to such persons in transactions involving such entities or the assets held by such entities. For example, in order to acquire an interest in such entities, such persons are required to contribute assets to such entities in exchange therefor. Although AIMCO believes that such contributions, and any additional contributions that have been made to maintain a particular percentage interest, have been made on terms that were fair to AIMCO and such entities, such transactions were not made at arms'-length, AIMCO in some instances did not obtain independent valuations of such entities and there can be no assurance that contributions by such individuals to such entities were made in amounts which reflected the market value of the associated economic interest. In addition, because AIMCO does not have voting control over PAMS Inc., the Unconsolidated Partnership, ANHI or the other Unconsolidated Subsidiaries, AIMCO may not be able to cause such entities to take actions that would be in the interest of AIMCO and its stockholders or prevent other actions that are not in the interest of AIMCO and its stockholders.

    ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. For example, in order to qualify as a REIT, at least 95% of AIMCO's gross income in any year must be derived from qualifying sources and AIMCO must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Although AIMCO believes that it has operated since July 29, 1994, the date of its initial public offering, in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Certain Federal Income Tax Considerations." Although AIMCO is not aware of any pending tax legislation that would adversely affect AIMCO's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

    In August 1997, AIMCO received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to AIMCO, concerning the qualification of AIMCO as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations by AIMCO (including the value of the Management Subsidiaries and ANHI and of the Operating Partnership's ownership interests therein and other items regarding AIMCO's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise the holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").

    AIMCO believes that the partnerships and limited liability companies in which AIMCO has ownership interests (the "Subsidiary Partnerships") are properly treated as partnerships for Federal income tax purposes. If the IRS were to challenge successfully the tax status of any of the Subsidiary Partnerships as partnerships for

Federal income tax purposes, such Subsidiary Partnerships would be treated as associations taxable as corporations. As a consequence, the character of AIMCO's assets and items of gross income would change and thereby preclude AIMCO from qualifying as a REIT. In addition, the imposition of a corporate tax on the Subsidiary Partnerships would reduce the amounts that the Subsidiary Partnerships could distribute to the Operating Partnership and AIMCO, and that AIMCO could then distribute to the holders of AIMCO Common Stock. See "Certain Federal Income Tax Considerations."

    If in any taxable year AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, AIMCO might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to AIMCO in order to pay the applicable tax and AIMCO would not be compelled to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the Board of Directors of AIMCO to revoke the REIT election. See "--Significant Indebtedness; Refinancing Risks", "--Real Estate Risks" and "Certain Federal Income Tax Considerations" in the accompanying Prospectus.

    In addition, certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of the Management Subsidiaries, ANHI and NHP following the Merger without jeopardizing AIMCO's qualification as a REIT. See "Certain Federal Income Tax Considerations" in the accompanying Prospectus.

    SHARES AVAILABLE FOR FUTURE SALE. Consummation of the Merger will increase the amount of outstanding shares of Class A Common Stock by between approximately 2.7 million shares and 5.5 million shares (or approximately 11% to 21% after taking into account the shares issued in the Offering (defined below)) depending upon the type of Merger consideration elected by NHP stockholders. As a result of the Stock Purchase, AIMCO has recently issued approximately 2.1 million shares of Class A Common Stock to Demeter and the Capricorn Sellers, which may be sold pursuant to a registration statement that AIMCO is required to use its best efforts to cause to become effective within 10 days after the effective date of the Merger. In addition, following the Merger, AIMCO and its subsidiaries will have outstanding options, warrants to purchase Class A Common Stock, limited partner interests in the Operating Partnership and other securities convertible into Class A Common Stock, that, if exercised or converted, as applicable, would result in the issuance of approximately 7.1 million shares of Class A Common Stock. All of the shares of Class A Common Stock issued to NHP stockholders as Merger consideration will be immediately available for sale in the public markets. Since receipt of the Merger consideration will cause NHP stockholders to recognize capital gain or loss, NHP stockholders may sell their shares of Class A Common Stock to pay any taxes due upon receipt of the Merger consideration. All of the shares of Class A Common Stock described above will be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. Sales of substantial amounts of the above described shares of Class A Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices for the shares of Class A Common Stock. No prediction can be made, however, as to the effect, if any, of future sales of such shares, or the availability of such shares for future sale, on the market price of Class A Common Stock prevailing from time to time.

                                NHP ACQUISITION

THE MERGER

    On April 21, 1997, AIMCO, Merger Sub and NHP entered into the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into NHP, with NHP being the surviving corporation after the Merger and becoming a wholly owned subsidiary of AIMCO. Upon consummation of the Merger, each outstanding share of NHP Common Stock, other than NHP Common Stock held by NHP, AIMCO or Merger Sub, will be converted into the right to receive (i) 0.74766 shares of Class A Common Stock, or (ii) at the election of the holder, 0.37383 shares of Class A Common Stock and $10.00 in cash. Subject to certain exceptions specified in AIMCO's Amended and Restated Articles of Incorporation (the "AIMCO Charter"), no person may own, or be deemed to own, more than 8.7% of the outstanding shares of Class A Common Stock and Class B Common Stock, par value $.01 per share, of AIMCO. Any person who would otherwise be entitled to receive shares of Class A Common Stock in the Merger in excess of such ownership limit ("Excess Shares") will receive instead an amount in cash equal to the product of such Excess Shares and $26.75. In lieu of any fractional shares of Class A Common Stock, each holder of NHP Common Stock who would otherwise be entitled to receive such fractional shares will be paid cash equal to the product of such fractional shares and $26.75. In accordance with the Merger Agreement, on May 9, 1997, NHP distributed rights ("Rights") to its stockholders that will entitle them to receive shares of the WMF Group, Ltd., a Delaware corporation ("WMF"), NHP's commercial mortgage banking subsidiary, upon the effectiveness of the Merger or on December 1, 1997 if the Merger has not yet occurred. The Merger is conditioned on, among other things, the approval of the stockholders of AIMCO and NHP (excluding AIMCO) and certain governmental approvals.

THE NHP STOCK PURCHASE

    On May 5, 1997, ANHI acquired 6,496,073 shares of NHP Common Stock, representing 50.8% of the shares issued and outstanding as of July 31, 1997, from Demeter and the Capricorn Sellers. The NHP Stock Purchase was made pursuant to a Stock Purchase Agreement, dated as of April 16, 1997 (the "Stock Purchase Agreement"), by and among AIMCO, Demeter and Capricorn. As consideration for such shares of NHP Common Stock, Demeter received $72.6 million in cash and 1,224,463 shares of Class A Common Stock, and the Capricorn Sellers received 918,394 shares of Class A Common Stock. ANHI financed the cash portion of the consideration with borrowings under the ANHI Credit Facility. The Stock Purchase Agreement also provides for AIMCO to acquire up to 434,049 additional shares of NHP Common Stock (the "Remaining Shares") from Demeter and Capricorn. Pursuant to the Stock Purchase Agreement, Demeter and the Capricorn Sellers are entitled to receive the shares of WMF common stock to be distributed in respect of the Rights associated with the shares of NHP Common Stock acquired by ANHI in the NHP Stock Purchase and any Remaining Shares acquired by AIMCO or its subsidiaries or, under certain circumstances, in lieu of such shares of WMF Common Stock, an additional cash payment of $3.05 for each such share of NHP Common Stock sold by them.

THE NHP REAL ESTATE ACQUISITION

    On June 3, 1997 AIMCO acquired the NHP Real Estate Companies from Demeter, Capricorn, Phemus Corporation, a Massachusetts corporation and an affiliate of Demeter ("Phemus"), J. Roderick Heller, III, the President, Chairman and Chief Executive Officer of NHP, and NHP Partners Two LLC, a Delaware limited liability company ("NHP Partners Two LLC"). The NHP Real Estate Acquisition was made pursuant to a Real Estate Acquisition Agreement, dated as of May 22, 1997 (the "Real Estate Agreement"), by and among AIMCO, the Operating Partnership, Demeter, Capricorn, Phemus, Mr. Heller and NHP Partners Two LLC. As consideration, AIMCO paid $54.8 million in cash and issued warrants to purchase 399,999 shares of Class A Common Stock at an exercise price of $36.00 per share (the "Warrants"). The NHP Real Estate Companies own interests in partnerships that own 534 NHP Properties containing 87,659 units, a captive insurance subsidiary and certain related assets. Prior to NHP's initial public offering in August 1995, the NHP Real Estate Companies were owned by NHP. A substantial majority of the NHP Properties are currently managed by NHP pursuant to a long-term management agreement. AIMCO is currently engaged in the NHP Real Estate Reorganization, which will result in the vast majority of the assets of the NHP Real Estate Companies being owned by the Unconsolidated Partnership.

                           OTHER RECENT DEVELOPMENTS

ADDITIONAL FINANCING

    In August 1997, AIMCO sold 750,000 shares of newly issued Class B Cumulative Convertible Preferred Stock, par value $.01 per share (the "Class B Preferred Stock") to an institutional investor for $75 million in cash in a private transaction. The Class B Preferred Stock pays quarterly dividends equal to 7.125% of the Class B Preferred Stock's $100 per share liquidation preference, on an annual basis (subject to adjustment), and is convertible into shares of Class A Common Stock at a conversion ratio of 3.28407 shares of Class A Common Stock for each share of Class B Preferred Stock (subject to anti-dilution adjustments). The Class B Preferred Stock is senior to Class A Common Stock as to dividends and upon liquidation. The proceeds from the sale of the Class B Preferred Stock were used to repay borrowings outstanding under the Credit Facility and to provide working capital.

                                  THE OFFERING

Class A Common Stock Offered Hereby
  (the "Offering")...................  2,400,000 shares
Class A Common Stock to be
  Outstanding After the Offering
  (1)(2).............................  25,553,554 shares
Use of Proceeds......................  AIMCO will use substantially all of the net proceeds from the Offering (approximately $74.3 million) to
                                         purchase from ANHI the shares of NHP Common Stock
                                         owned by ANHI. ANHI will use such amount to repay
                                         outstanding borrowings under the ANHI Credit
                                         Facility. (See "Use of Proceeds.")
New York Stock Exchange Symbol.......  "AIV"

---------

(1) Excludes (i) an aggregate of 3,344,725 shares of Class A Common Stock which may be issued in exchange for 3,344,725 outstanding OP Units which may be tendered for redemption; (ii) 325,000 shares of Class A Common Stock issuable upon conversion of 325,000 shares of Class B Common Stock if certain performance standards are met; (iii) 956,208 shares of Class A Common Stock issuable upon exercise of outstanding options and warrants; and
    (iv) 2,463,053 shares of Class A Common Stock which may be issued upon conversion of 750,000 shares of Class B Preferred Stock.

(2) Does not give effect to the issuance of up to 5,463,238 shares of Class A Common Stock in connection with the Merger. (See "NHP Acquisition").

                                USE OF PROCEEDS

    AIMCO will use approximately $72.6 million of net proceeds from the Offering to purchase from ANHI the shares of NHP Common Stock owned by ANHI. ANHI will use such amount to repay outstanding borrowings under the ANHI Credit Facility.

    ANHI's currently outstanding borrowings under the ANHI Credit Facility were incurred to finance the acquisition of NHP Common Stock in the NHP Stock Purchase. Borrowings under the ANHI Credit Facility bear interest at LIBOR + 2.5% (8.32% at 6/30/97). The ANHI Credit Facility matures on the earlier of November 7, 1997 or 10 days following the Merger.

                              PLAN OF DISTRIBUTION

    AIMCO will sell the Class A Common Stock offered hereby directly to an institutional investor. No underwriting fees or commissions will be paid in connection with the sale. The Company has agreed to pay Smith Barney Inc. a financial advisory fee of approximately $1,440,000. Smith Barney Mortgage, an affiliate of Smith Barney Inc., is a lender under the ANHI Credit Facility and accordingly will receive approximately $36,300,000 in connection with the repayment of the ANHI Credit Facility from the proceeds of the Offering. AIMCO may from time to time sell Class A Common Stock directly to other persons and may engage in other financing transactions, including public offerings and private placements of equity securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

TAXATION OF FOREIGN SHAREHOLDERS

    The following discussion of recently enacted legislation, affecting the ownership and disposition of the Class A Common Stock by a Non-U.S. Holder (as defined below), supplements the discussion set forth in the accompanying Prospectus under the heading "Certain Federal Income Tax Considerations." A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source, or (iv) a trust the income of which is includible in gross income for U.S. Federal income tax purposes, regardless of its source or, for tax years beginning after December 31, 1996 (and, if a trustee so elects, for tax years after August 20, 1996), a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. This discussion is based on current law and is for general information only.

    Unless the Class A Common Stock constitutes a United States real property interest ("USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), distributions by AIMCO which are not dividends out of the current and accumulated earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the current and accumulated earnings and profits, the distribution will be subject to withholding tax at the rate applicable to dividends. A Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    Notwithstanding the discussion in the preceding paragraph, if the Class A Common Stock constitutes a USRPI, under recently enacted legislation which became effective in August 1996, such distribution will be subject to 10 percent withholding and may also be subject to tax under FIRPTA. The Class A Common Stock will not constitute a USRPI so long as AIMCO is a "domestically controlled REIT." AIMCO believes that it currently is a domestically controlled REIT.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Recently proposed United States Treasury Department regulations (the "Proposed Regulations") could affect the procedures to be followed by holders of Class A Common Stock in complying with United States Federal withholding, backup withholding and information reporting rules. The Proposed Regulations are not currently effective but, if finalized in their current form, would be effective for payments made after December 31, 1997. Holders are urged to consult their tax advisors regarding the tax consequences, if any, of the Proposed Regulations, on the purchase, ownership and sale of the Class A Common Stock.

RECENT LEGISLATION APPLICABLE TO REITS

    The Taxpayer Relief Act of 1997 enacted on August 5, 1997 (the "Act") made various changes to the Code, including to the provisions that govern the Federal income tax treatment of REITs. These changes to the REIT provisions are generally effective for taxable years beginning after the date of the enactment of the Act. For most REITs, including AIMCO, these changes to the REIT provisions are therefore not effective until taxable years beginning on January 1, 1998. The discussion of the Federal income tax treatment of a REIT in the Prospectus under the heading "Certain Federal Income Tax Considerations" does not reflect the changes made by the Act to the REIT provisions of the Code.

    The Act makes a number of changes relating to the qualification and taxation of REITs including the following. First, a REIT will be able to provide certain services directly without disqualifying all of the rent from the property where the services are provided if the payment for such services does not exceed 1% of the gross income from the property. Second, a REIT's wholly-owned subsidiary will be treated as a "qualified REIT subsidiary" even where the REIT had not always owned such corporation. Third, the Act repeals the requirement that a REIT must derive less than 30% of its gross income from the sale of stock or securities held for less than one year, real property held less than four years, and property sold or disposed of in a "prohibited transaction." Finally, a REIT will be able to elect to retain and pay income tax on net long-term capital gains. REIT shareholders would include in income their share of the long-term capital gains retained by the REIT and would receive a credit for their share of the taxes paid by the REIT.

    As a result of other changes made by the Act to the Code, capital gains of individuals derived in respect of capital assets held for at least one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. Each prospective investor should consult his own tax advisor regarding the tax consequences to him of the changes made by the Act.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The legality of the Class A Common Stock offered hereby will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP will rely on Piper & Marbury L.L.P. as to certain matters of Maryland law.

PROSPECTUS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                 $1,000,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                              CLASS A COMMON STOCK
                                    WARRANTS

    Apartment Investment and Management Company (the "Company") may offer from time to time (i) senior, senior subordinated or subordinated debt securities (the "Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and (iv) warrants to purchase Debt Securities, Preferred Stock or Class A Common Stock, as shall be designated by the Company at the time of the offering (the "Warrants"). The Debt Securities, the Preferred Stock, the Class A Common Stock and the Warrants are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $1,000,000,000. The Securities may be offered separately or together (in any combination) and as separate series, in any case, in amounts, at prices and on terms to be determined at the time of sale.

    The form in which the Securities are to be issued, and the terms of such Securities, including without limitation, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                  May 22, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY OR BY ANY PROSPECTUS SUPPLEMENT OR OTHER SECURITIES OF THE COMPANY. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NEW YORK STOCK EXCHANGE OR OTHERWISE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" INCLUDED ELSEWHERE HEREIN AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

        (i) Annual Report on Form 10-K for the year ended December 31, 1996;

        (ii) Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1996;

       (iii) Current Reports on Form 8-K dated December 19, 1996, February 19, 1997, April 16, 1997 and May 5, 1997 (and all amendments thereto); and

       (iv) the description of the Class A Common Stock which is contained in a Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    Copies of all documents which are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request. Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, Attention: Corporate Secretary, telephone number (303) 757-8101.
                            ------------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                                  THE COMPANY

    Apartment Investment and Management Company, a Maryland corporation (together with its subsidiaries and other controlled entities, the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, acquisition, development, expansion and management of multifamily apartment properties. AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries conduct substantially all of the operations of the Company. As of March 31, 1997, the Company held approximately an 86.0% interest in the Operating Partnership. Through its controlling interests in the Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Subsidiary Partnerships"), the Company owns or controls multifamily apartment properties (the "Owned Properties") and manages other multifamily apartment properties (the "Managed Properties").

    As of March 31, 1997, the Company had 94 Owned Properties containing 23,764 units and 131 Managed Properties, including 17,731 apartment units managed for third parties and affiliates. The Company's third-party property and asset management business is principally conducted by Property Asset Management Services, L.P., a Delaware limited partnership ("PAMS LP"). The Operating Partnership owns a 1% interest in, and is the general partner of, PAMS LP. The sole limited partner of PAMS LP is Property Asset Management Services, Inc., a Delaware corporation ("PAMS Inc." and, together with PAMS LP, the "Management Subsidiaries"), which owns a 99% interest in PAMS LP.

    The Owned Properties are located in the Sunbelt regions of the United States. The distribution of the Owned Properties reflects the Company's focus on growth markets and its belief that geographic diversification will help to insulate the portfolio from regional and economic fluctuations. The Company also seeks to create concentrations of properties within each of its markets in order to achieve economies of scale in management and operation.

    In April 1997, the Company entered into agreements to acquire NHP Incorporated, a Delaware corporation ("NHP"). NHP provides a broad array of real estate services nationwide including property management, and asset management, as well as a group of related services including equity investments, purchasing, risk management and home health care. According to 1995 year-end data published by the National Multi Housing Council and April 1994 data published by the United States Department of Housing and Urban Development, NHP is the nation's second largest property manager of multifamily properties, based on the number of units managed. As of December 31, 1996, NHP's management portfolio includes 457 affordable properties and 260 conventional properties containing 58,504 affordable units and 74,540 conventional units located in 38 states, the District of Columbia and Puerto Rico.

    The Company is also continuing to negotiate the terms of a definitive agreement with Demeter Holdings Corporation, a Massachusetts corporation, and Capricorn Investors, L.P., a Delaware limited partnership, Phemus Corporation, a Massachusetts corporation and an affiliate of Demeter, and J. Roderick Heller, III, relating to the acquisition of certain entities formerly owned by NHP that own direct and indirect interests in partnerships that own conventional and affordable multifamily apartment properties managed primarily by NHP, along with a captive insurance subsidiary and certain related assets (collectively, the "NHP Real Estate Companies"). The proposed acquisitions of NHP and the NHP Real Estate Companies are subject to a number of contingencies, including, in some cases, obtaining approvals of governmental authorities (including HUD), shareholders of the Company and NHP, and other third parties. Accordingly, there can be no assurance that either of such transactions will be completed. If completed, the NHP Acquisition is subject to a number of risks.

    The Company's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222 and its telephone number is (303) 757-8101.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for working capital and general corporate purposes, which may include the repayment of outstanding indebtedness, the financing of future acquisitions (which may include real properties, interests therein or real estate-related securities) and the improvement of the Owned Properties. Pending the use thereof, the Company intends to invest any net proceeds in short-term, interest-bearing securities. The Company will not receive any proceeds from the registered resale of any Securities pursuant to this Prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the quarters ended March 31, 1997 and March 31, 1996 was 1.5:1 and 1.5:1 respectively and for the years ended December 31, 1996 and December 31, 1995 and the period from January 10, 1994 (the date of formation) to December 31, 1994 was 1.6:1, 2.1:1 and 5.8:1, respectively. Prior to the completion of the initial public offering (the "Initial Offering"), the ratio of earnings to fixed charges of the AIMCO Predecessors for the years ended December 31, 1993 and 1992 was 1.2:1 and 1.0:1, respectively. The earnings of the AIMCO Predecessors for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.

    The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the quarters ended March 31, 1997 and March 31, 1996 was 1.5:1 and 1.5:1 respectively and for the years ended December 31, 1996 and December 31, 1995 and the period from January 10, 1994 to December 31, 1994 was 1.6:1, 1.5:1 and 2.0:1, respectively. The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1992 through July 28, 1994.

    The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized.

    The ratio of earnings to combined fixed charges and preferred stock dividends for the Company was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

    The ratio of earnings to fixed charges for the AIMCO Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges; and "fixed charges" consists of interest expense (including amortization of loan costs). No preferred stock was issued by the AIMCO Predecessors.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued, from time to time, in one or more series, and will constitute either senior Debt Securities ("Senior Debt Securities"), senior subordinated Debt Securities ("Senior Subordinated Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Senior Debt Securities may be issued under an Indenture (the "Senior Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Debt Securities Trustee"). The Senior Subordinated Debt Securities may be issued from time to time under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Subordinated Debt Securities Trustee"). The Subordinated Debt Securities may be issued from time to time under an Indenture (the "Subordinated Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Subordinated Debt Securities Trustee").

    The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture, and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures." The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein individually as a "Trustee" and collectively as the "Trustees." Forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture to which they relate. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions of the Debt Securities and the Indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms.

    The Debt Securities will be direct, unsecured obligations of the Company. The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. Under the Indentures, the Company will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders of previously issued series of Debt Securities, in an aggregate principal amount determined by the Company.

    The applicable Prospectus Supplement or Prospectus Supplements relating to any Senior Subordinated Debt Securities or Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such Debt Securities would be senior to such Debt Securities and any limitation on the issuance of additional senior indebtedness.

    Debt Securities may be issued and sold at a discount below their principal amount ("Discount Securities"). Special United States Federal income tax considerations applicable to Debt Securities issued with original issue discount, including Discount Securities, will be described in more detail in any applicable Prospectus Supplement. Even if Debt Securities are not issued at a discount below their principal amount, such Debt Securities may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") because of certain interest payment characteristics. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities offered exclusively to United States Aliens or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities may be represented initially by a

Debt Security in temporary or permanent global form, and if so, the initial Depositary with respect to such temporary or permanent global Debt Security and whether and the circumstances under which beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination; (iv) the price or prices at which the Offered Debt Securities will be issued; (v) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof; (vi) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange; (vii) the rate or rates at which the Offered Debt Securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue; (viii) the dates (the "Interest Payment Dates"), if any, on which any interest on the Offered Debt Securities will be payable, and the regular record date (the "Regular Record Date") for any interest payable on any Offered Debt Securities; (ix) the right or obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Debt Securities; (x) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities of the Company, and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions; (xi) any terms applicable to such Offered Debt Securities issued at original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue; (xii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an Event of Default; (xiii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xiv) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Senior Subordinated Debt Securities or Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions, and
(b) the subordination terms of the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of the Company to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

    Since the operations of the Company are currently conducted principally through subsidiaries, the Company's cash flow and its consequent ability to service debt, including the Debt Securities, are dependent, in large part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities of a series may be issued solely as registered Debt Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Debt Securities." Unless otherwise indicated in an applicable Prospectus Supplement, Debt Securities will be issuable in denominations of $1,000 and integral multiples thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    Debt Securities may be presented for exchange as provided above and, unless otherwise indicated in an applicable Prospectus Supplement, may be presented for registration of transfer, at the office or agency of the Company designated as registrar or co-registrar with respect to such series of Debt Securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by the Company upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company intends to initially appoint the Trustee for the Offered Debt Securities as the registrar for such Offered Debt Securities and the name of any different or additional registrar designated by the Company with respect to the Offered Debt Securities will be included in the Prospectus Supplement relating thereto. If a Prospectus Supplement refers to any transfer agents (in addition to the registrar) designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in the Borough of Manhattan, The City of New York. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    In the event of any partial redemption of Debt Securities of any series, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, and interest, if any, on, Debt Securities will be made at the office of such paying agent or paying agents as the Company may designate from time to time, except that, at the option of the Company, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee for the Offered Debt Securities will be designated as the Company's sole paying agent for payments with respect to the Offered Debt Securities. Any other paying agents initially designated by the Company for the Offered Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Company will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

    All moneys paid by the Company to a paying agent for the payment of principal of, or interest, if any, on, any Debt Security which remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable Prospectus Supplement. A global Debt Security may be issued only in registered form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole to the depositary for such Debt Security or to a nominee or successor of such depositary. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

MERGERS AND SALES OF ASSETS

    The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the Debt Securities and the Indenture, and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing under the Indenture. Upon the assumption of the Company's obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

    Each Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to each series of the Debt Securities outstanding thereunder individually, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) of the Debt Securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind such a declaration.

    Under each Indenture, an Event of Default is defined as, with respect to each series of Debt Securities outstanding thereunder individually, any of the following: (i) default in payment of the principal of any Debt Securities of such series; (ii) default in payment of any interest on any Debt Securities of such series when due, continuing for 30 days (or 60 days, in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities); (iii) default by the Company in compliance with its other agreements in the Debt Securities of such series or the Indenture relating to the Debt Securities of such series upon the receipt by the Company of notice of such default given by the Trustee for such Debt Securities or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; (iv) certain events of bankruptcy or insolvency; and (v) any other Event of Default set forth in an applicable Prospectus Supplement with respect to the Debt Securities of such series.

    The Trustee shall give notice to holders of the Debt Securities of any continuing default known to the Trustee within 90 days after the occurrence thereof; PROVIDED, that the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; PROVIDED that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of Debt Securities, no holder will have any right to pursue any remedy with respect to the Indenture or such Debt Securities, unless
(i) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series;
(ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

    Notwithstanding the foregoing, the right of any holder of any Debt Securities to receive payment of the principal of and interest in respect of such Debt Securities on the date specified in such Debt Securities as the fixed date on which an amount equal to the principal of such Debt Securities or an installment of principal thereof or interest thereon is due and payable (the "Stated Maturity" or "Stated Maturities") or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive an existing default with respect to such series and its consequences, other than
(i) any default in any payment of the principal of, or interest on, any Debt Securities of such series or (ii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each of the outstanding Debt Securities of such series affected as described in "Modification and Waiver," below.

    Each Indenture provides that the Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an officers' certificate stating whether or not the signers know of any default that occurred during such period.

MODIFICATION AND WAIVER

    The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Debt Securities (i) to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the Debt Securities of any series or to surrender any right or power conferred in the Indenture upon the Company; (ii) to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the Debt Securities; (iii) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (iv) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (v) to cure any ambiguity, defect or inconsistency; (vi) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Debt Securities), PROVIDED that any such addition, change or elimination does not (a) apply to any Debt Securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (b) modify the rights of the holder of any such Debt Securities with respect to such provision; (vii) to secure the Debt Securities; or (viii) to make any other change that does not adversely affect the rights of any holder of Debt Securities.

    Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by such supplemental indenture, the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Debt Securities or modify in any manner the rights of the holders of the Debt Securities of such series; PROVIDED that no such supplemental indenture will, without the consent of the holder of each such outstanding Debt Security affected thereby (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Debt Security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any Debt Security that is a Discount Security and that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Debt Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of holders of Debt Securities of any series necessary to modify or amend the Indenture for such Debt Securities; (vi) modify the foregoing requirements or reduce the percentage in principal amount of outstanding Debt Securities of any series necessary to waive any covenant or past default; or (vii) in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities, amend or modify any of the provisions of such Indenture relating to subordination of the Debt Securities in any manner adverse to the holders of such Debt Securities. Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive certain past defaults and may waive compliance by the Company with certain of the restrictive covenants described above with respect to the Debt Securities of such series.

DISCHARGE AND DEFEASANCE

    Unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that the Company may satisfy and discharge obligations thereunder with respect to the Debt Securities of any series by delivering to the Trustee for cancellation all outstanding Debt Securities of such series or depositing with the Trustee, after such outstanding Debt Securities have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Debt Securities of such series and paying all other sums payable under the Indenture with respect to such series.

    In addition, unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that: the Company (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance"), including those described under "Mergers and Sales of Assets," and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case, at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Upon such defeasance and discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

THE TRUSTEES

    The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee will be named in the applicable Prospectus Supplement. Each Trustee will be permitted to engage in other transactions with the Company and each of its subsidiaries; HOWEVER, if a Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Company's Charter (the "Charter") relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

    Under the Charter, the Company has the authority to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to issue shares of Preferred Stock, in one or more classes or subclasses, and may classify or reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock including, but not limited to, ownership restrictions consistent with the Ownership Limit (defined below) with respect to each class or subclass of Preferred Stock, and the number of shares constituting each class or subclass, and to increase or decrease the number of shares of any such class or subclass, to the extent permitted by the Maryland General Corporation Law (the "MGCL").

    The Board of Directors of the Company shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of the Company, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of the Company and any other rights of the shares of such series upon any liquidation or winding-up of the Company,
(vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of the Company, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of the Company, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (x) any special United States Federal income tax considerations applicable to such series, and (ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with the Charter and the MGCL.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the applicable Board of Directors out of funds of the Company legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by the Company.

    Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in common stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any common stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; PROVIDED, HOWEVER, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of the Company ranking junior to the Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or be entitled to receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions therof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

LIQUIDATION RIGHTS

    Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of preferred stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of Preferred Stock will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock will have one vote for each share held.

    So long as any shares of any series of Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of the Company upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Charter relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized common stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on, and the redemption or repurchase of, any series of Preferred Stock may be restricted by loan agreements, indentures and other agreements entered into by the Company. The accompanying Prospectus Supplement will describe any material contractual restrictions on such dividend payments.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement or the Charter or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Charter authorizes the issuance of up to 150,000,000 shares of Class A Common Stock with a par value of $.01 per share. As of March 31, 1997, there were 17,587,036 shares of Class A Common Stock issued and outstanding. Subsequent to that date, the Company issued an aggregate of 2,300,000 shares of Class A Common Stock in separate public offerings. In addition, at such date, the Company had entered into agreements to acquire NHP which, if completed, would result in the issuance of up to 7,570,000 additional shares of Class A Common Stock. In addition, up to 150,000, 500,000 and 500,000 shares of Class A Common Stock have been reserved for issuance under the Company's 1994 Stock Option Plan (the "1994 Plan"), the 1996 Stock Award and Incentive Plan (the "1996 Plan") and the Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), respectively. The 1997 Stock Award and Incentive Plan (the "1997 Plan") covers 10% of the shares of the Company's Common Stock outstanding as of the first day of the fisal year during which any award is made but in no event more than 20,000,000 shares of Common Stock. The Class A Common Stock is traded on the NYSE under the symbol "AIV." ChaseMellon Shareholder Services, L.L.C. serves as transfer agent and registrar of the Class A Common Stock. In addition, the Charter originally authorized 750,000 shares of Class B Common Stock with a par value of $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which number of authorized shares is subject to automatic reduction by the number of shares of Class B Common Stock that have been converted into Class A Common Stock. As of March 31, 1997, 325,000 shares of Class B Common Stock had been so converted, leaving a total of 425,000 shares of Class B Common Stock authorized. (See "-- Class B Common Stock" below.)

    Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by the Company at a subsequent date.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (see "Certain Federal Income Tax Considerations -- Taxation of the Company -- Income Tests"). Because the Board of Directors believes that it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, provisions of the Company's Charter restricting the acquisition of shares of Common Stock.

    Subject to certain exceptions specified in the Company's Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and a resolution terminating the Company's status as a REIT and amending the Company's Charter to remove the foregoing restrictions is duly adopted by the Board of Directors and a majority of the Company's shareholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by less than 100 persons, or which would result in the Company being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in the Company failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by the Company. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that the Company determines to purchase the stock. The 90-day period commences on the date of the violation transfer or the date that the Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file an affidavit with the Company containing the information specified in the Company's Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The ownership limitations may have the effect of precluding acquisition of control of the Company by certain third parties unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

CLASS B COMMON STOCK

    The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by the Company as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once converted or forfeited, the Class B Common Stock may not be reissued by the Company.

    The Eligible Class B Shares convert to Class A Common Stock if (i) the Company's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90-calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of
(a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which the Company serves as general partner and (y) are outstanding on the last day of such period.

    Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                           ELIGIBLE CLASS                            CUMULATIVE FFO
            YEAR-END TESTING                      B             ANNUAL FFO PER          PER SHARE     AVERAGE MARKET
                  DATE                       SHARES (1)       SHARE GROWTH TARGET     GROWTH TARGET    PRICE TARGET
-----------------------------------------  ---------------  -----------------------  ---------------  --------------
December 31, 1997........................        162,500              8.5%              $   2.544       $   24.307
December 31, 1998........................        162,500              8.5%              $   2.760       $   26.373

------------------------
(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1996 remain outstanding until converted into shares of Class A Common Stock.

    If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by the Company at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in the

Company's Charter). The Board of Directors may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

BUSINESS COMBINATIONS

    Under the MGCL certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. The control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Company may issue, together with other Securities or separately, warrants for the purchase of Debt Securities, Preferred Stock or Class A Common Stock (the "Warrants"). The Warrants may be issued under a Warrant Agreement (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), as set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The Warrant Agreement for each Warrant, including the forms of certificates representing the Warrants ("Warrant Certificates"), will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part at or prior to the time of the issuance of such Warrants.

    The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Warrant Agreement and Warrant Certificate. The following summary of certain provisions of the Warrants, Warrant Agreement and Warrant Certificate does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreement and Warrant Certificate, including the definitions therein of certain terms.

    Reference is made to the applicable Prospectus Supplement for the terms of Warrants in respect of which this Prospectus is being delivered, the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities or the designation and terms of the Preferred Stock, if any, purchasable upon exercise of such Warrants; (ii) the procedures and conditions relating to the exercise of such Warrants; (iii) the designation and terms of any related Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (iv) the date, if any, on and after which such Warrants and the related Securities will be separately transferable; (v) the offering price of the Warrants, if any; (vi) the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock purchasable upon exercise of each Warrant and the price at which such principal amount of Debt Securities or shares of Preferred Stock or Class A Common Stock may be purchased upon such exercise, or the method of determining such number and price; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;
(viii) a discussion of United States Federal income tax considerations applicable to the ownership or exercise of such Warrants; (ix) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;
(x) call provisions of such Warrants, if any; and (xi) any other terms of the Warrants.

    Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to any dividend payments or voting rights that holders of the Preferred Stock or Common Stock purchasable upon such exercise may be entitled to.

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities, or such number of shares of Preferred Stock or Class A Common Stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Warrants. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent on any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will, in all cases, be subject to the approval of the Company. The terms and conditions of any Contracts will be set forth in any Prospectus Supplement relating to the Securities being offered. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    Until the distribution of the Securities offered pursuant to any Prospectus Supplement is completed, the Commission's rules may limit the ability of any underwriter participating in such distribution to bid for and purchase the Securities offered thereby and other securities of the Company. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize or maintain the price of such securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such securities. If any such underwriter creates a short position in such securities in connection with the offering, such underwriter may reduce such short position by purchasing securities.

    In general, bids for or purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such bids or purchases.

    Neither the Company nor any underwriter participating in any distribution makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the offered Securities or other securities of the Company. In addition, neither the Company nor any such underwriter makes any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

    The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for any of the Securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material Federal income tax considerations regarding an investment in Securities of the Company is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that are subject to special treatment under the Federal income tax laws.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    The Company has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in such a manner. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation and its actual method of operation since formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by the Company as to factual matters (including representations of the Company concerning its business and properties as set forth in this Prospectus). The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." An opinion of counsel is not binding on the Internal Revenue Service (the "Service"), and no assurance can be given that the Service will not challenge the Company's eligibility for taxation as a REIT.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Charter provides for restrictions regarding transfer of its shares, which provisions are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. Such transfer restrictions are described in "Description of Common Stock -- Restrictions on Transfer."

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of the rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Company's Investments in Partnerships."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of the Company's gross income for each taxable year.

    Rents received by the Company through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

    The Management Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to the Company through the Operating Partnership's interest in PAMS LP. Such fee and other income generally will not qualify under the 95% gross income test. The Company also expects to receive distributions indirectly from the Management Subsidiaries through PAMS Inc. that will be classified as dividend income to the extent of the earnings and profits of PAMS Inc. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. The Company believes that its indirect ownership interest in PAMS Inc. qualifies under these rules. Skadden, Arps, Slate, Meagher & Flom LLP, in rendering its opinion as to the qualification of the Company as a REIT, has relied on representations of the Company as to the value of the Operating Partnership's total assets and the value of the Operating Partnership's interest in PAMS Inc. No independent appraisals have been obtained to support the Company's conclusions as to the values of the Operating Partnership's interest in PAMS Inc., and this value is subject to change in the future. Accordingly, there can be no assurance that the Service will not contend that the Operating Partnership's ownership interests in the PAMS Inc. disqualifies the Company from treatment as a REIT.

    The Company's indirect interests in the Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. Substantially all of the Company's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Partnerships. See "-- Taxation of the Company -- Ownership of Partnership Interests."

    ENTITY CLASSIFICATION. The Company's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the Service of the status of any of the Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and could preclude the Company from satisfying the asset tests and the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Taxation of the Company -- Income Tests"), and in turn could prevent the Company from qualifying as a REIT. See "-- Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distributions.

    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, which opinion is based upon certain assumptions and representations by the Company and on opinions of local counsel with respect to matters of local law, each of the Subsidiary Partnerships will be treated as a partnership for federal income tax purposes. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of counsel, however, is not binding on the Service, and no assurance can be given that the Service will not challenge the status of these entities as partnerships for Federal income tax purposes.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by the Company to the Operating Partnership of the cash proceeds received in any offerings of its stock.

    In general, certain holders of partnership interests in the Operating Partnership ("OP Units") will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership or the Property Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Partnerships may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Annual Distribution Requirements."

    With respect to any property purchased or to be purchased by any of the Partnerships (other than through the issuance of OP Units) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES. The Company's share of any gain realized by the Operating Partnership or a Property Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with the Company's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

    A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Subsidiaries, through dividends paid on the non-voting preferred stock of PAMS Inc. held by the Operating Partnership, distributions paid to the Operating Partnership as the general partner of PAMS LP and interest paid by PAMS Inc. on certain installment notes held by the Operating Partnership. PAMS Inc. will not qualify as a REIT and will pay Federal, state and local income taxes on their taxable income at normal corporate rates. The Management Subsidiaries intend to claim annual deductions for interest and amortization. No assurance can be given that the Service will not challenge such deductions. Any Federal, state or local income taxes that PAMS Inc. is required to pay will reduce the Company's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the Service, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effec-tively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTION. Unless the Class A Common Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Class A Common Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her Class A Common Stock.

    CAPITAL GAIN DIVIDENDS. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF THE COMPANY. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of the Company's out-standing stock at all times during a specified testing period.

    If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the pur-chaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Service.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Service.

    These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Securities could be changed by future regulations. On April 15, 1996, the Service issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of Securities.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective investors in the Securities should recognize that the present Federal income tax treatment of an investment in the Operating Partnership or the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Operating Partnership or the Company. For example, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 LEGAL MATTERS

    Certain tax matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Securities offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to Maryland law will be passed upon for the Company by Piper & Marbury L.L.P. Certain matters as to Florida law will be passed upon for the Company by Shumaker, Loop & Kendrick, Tampa, Florida.

                                    EXPERTS

    The consolidated financial statements of Apartment Investment and Management Company and the combined financial statements of The AIMCO Predecessors included in Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of NHP Incorporated for the years ended December 31, 1996, 1995 and 1994 included in the Company's Current Report on Form 8-K dated April 16, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    As noted in their report, Arthur Andersen LLP did not audit the 1994 financial statements of certain real estate partnerships whose operating results are included in "income (loss) from discontinued real estate operations, net of income taxes" in the 1994 consolidated financial statements. The financial statements of these real estate partnerships were audited by other auditors, whose reports are filed as exhibits to the Company's Current Report on Form 8-K, dated April 16, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the consolidated financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are: Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; George A. Hieronymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Marks Shron & Company, LLP; Reznick Fedder & Silverman; and Russell Thompson Butler & Houston.

    The Historical Summary of Gross Income and Direct Operating Expenses of Villa Ladera Apartments for the year ended December 31, 1995 included in the Company's Current Report on Form 8-K, dated December 19, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    Any financial statements and schedules hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and incorporated by reference in this Prospectus that have been examined and are the subject of a report by independent accountants will be so incorporated herein by reference in reliance upon such reports given and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PLACEMENT AGENT. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS SUPPLEMENT IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                PAGE
                                              ---------
                 PROSPECTUS SUPPLEMENT
The Company.................................  S- 2
Risk Factors................................  S- 3
NHP Acquisition.............................  S-12
Other Recent Developments...................  S-13
The Offering................................  S-14
Use of Proceeds.............................  S-14
Plan of Distribution........................  S-15
Certain Federal Income Tax Considerations...  S-15
Legal Matters...............................  S-16

                      PROSPECTUS
Available Information.......................  2
Incorporation of Certain Documents by
  Reference.................................  2
The Company.................................  4
Use of Proceeds.............................  5
Ratio of Earnings to Fixed Charges..........  5
Description of Debt Securities..............  5
Description of Preferred Stock..............  12
Description of Common Stock.................  15
Description of Warrants.....................  19
Plan of Distribution........................  20
Certain Federal Income Tax Considerations...  21
Legal Matters...............................  30
Experts.....................................  31

                                2,400,000 SHARES
                                   APARTMENT
                                 INVESTMENT AND
                               MANAGEMENT COMPANY
                              CLASS A COMMON STOCK
                             PROSPECTUS SUPPLEMENT
                                AUGUST 21, 1997

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